UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2006

AXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4281 Technology Drive
Fremont, California 94538
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 683-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On January 10, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of AXT, Inc. (the “Company”) approved an employment agreement (the “Agreement”) between the Company and Davis Zhang, President of the Company’s Joint Venture Operations (“Zhang”). The Agreement provides Zhang a base salary of $224,000 per annum, plus an additional compensation of 15% of base salary for all hours worked in China, as well as all benefits provided to other similarly situated employees.  In the event that Zhang is terminated without cause, the Company shall pay Zhang an amount equal to 24 months of his then current salary and reimbursement of health benefits.

A copy of the Agreement is attached hereto and incorporated herein as Exhibit 99.1.

Item 2.05   Costs Associated with Exit or Disposal Activities.

In December, 2005, AXT determined to reduce the workforce at its Fremont, California facility by approximately 15 positions that are no longer required to support production and operations, or approximately 29 percent, over the next 120 days.  This measure is being taken as part of the company’s ongoing effort to downsize its Fremont, California facility headcount.  The Company will record a restructuring charge of approximately $340,000 in the fourth quarter of fiscal 2005 related to the reduction in force for severance-related expenses from the reduction in force, all of which will be cash expenditures.  The Company anticipates that the cash outflow from this charge will be incurred over the two quarters commencing in the first quarter of 2006.

AXT will record an additional restructuring charge of approximately $189,000 in the fourth quarter of fiscal 2005 primarily related to the final liquidation procedures of AXT’s Japan office so as to eliminate the remaining assets.  There is no expected cash outflow from this charge.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Agreement with Davis Zhang

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXT, INC.

Date: January 17, 2006	By:	/s/ WILSON W. CHEUNG
Wilson W. Cheung
Chief Financial Officer